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Exhibit 10.2

FORM OF IAC/INTERACTIVECORP RESTRICTED STOCK UNIT AGREEMENT

        THIS AGREEMENT, dated as of the award date (the "Award Date") designated on the Summary of Award referenced below, between IAC/InterActiveCorp, a Delaware corporation (the "Corporation"), and the employee of the Corporation or one of its businesses (the "Employee") designated as receiving an award of restricted stock units (the "Restricted Stock Units") by the Compensation/Benefits Committee of the Board of Directors of the Corporation (or such other Committee as the Board may from time to time designate) (the "Committee").

        All capitalized terms used herein, to the extent not defined, shall have the meanings set forth in the Corporation's 2005 Stock and Annual Incentive Plan (the "Plan").

1.     Award and Vesting of Restricted Stock Units

        (a)   Subject to the provisions of this Agreement and to the provisions of the Plan, the Corporation hereby grants Restricted Stock Units to the Employee pursuant to Section 7 of the Plan. Reference is made to the "Summary of Award" that can be found on the Smith Barney Benefit Access System at www.benefitaccess.com. Your Summary of Award, which sets forth the number of Restricted Stock Units granted to you by the Corporation and the Award Date (among other information), is hereby incorporated by reference into, and shall be read as part and parcel of, this Agreement.

        (b)   Subject to the terms and conditions of this Agreement, the provisions of the Plan [and subject to the satisfaction of performance goals approved by the Committee on [DATE]], the Restricted Stock Units shall vest and no longer be subject to any restriction (such period during which restrictions apply is the "Restriction Period"):

Vesting Date	Percentage of Total Award Vesting
On the first anniversary of the Award Date	20%
On the second anniversary of the Award Date	20%
On the third anniversary of the Award Date	20%
On the fourth anniversary of the Award Date	20%
On the fifth anniversary of the Award Date	20%

        (c)   Notwithstanding the provisions of Paragraph 1(b), in the event the Employee incurs a Termination of Employment by the Corporation for Cause, or the Employee voluntarily incurs a Termination of Employment within two (2) years after any event or circumstance that would have been grounds for a Termination of Employment for Cause, the Employee's Restricted Stock Units (whether or not vested) shall be forfeited and canceled in their entirety upon such Termination of Employment, and the Corporation may cause the Employee, immediately upon notice from the Corporation, either to return the shares or cash issued upon settlement of Restricted Stock Units which vested during the two-year period after the events or circumstances giving rise to or constituting grounds for such Termination of Employment for Cause or to pay to the Corporation an amount equal to the aggregate amount, if any, that the Employee had previously realized in respect of any and all shares issued upon settlement of Restricted Stock Units which vested during the two-year period after the events or circumstances giving rise to or constituting grounds for such Termination of Employment for Cause (i.e., the value of the Restricted Stock Units upon vesting), in each case including any dividend equivalents or other distributions received in respect of any such Restricted Stock Units.

        (d)   In the event the Employee incurs a Termination of Employment during the Restriction Period for any reason other than as set forth in Paragraph 1(c), all remaining unvested Restricted Stock Units shall be forfeited by the Employee and canceled in their entirety effective immediately upon such termination.

        (e)   For purposes of this Agreement, employment with the Corporation shall include employment with the Corporation's Affiliates and its successors. Nothing in this Agreement or the Plan shall confer upon the Employee any right to continue in the employ of the Corporation or any of its Affiliates or interfere in any way with the right of the Corporation or any such Affiliates to terminate the Employee's employment at any time.

2.     Settlement of Units

        As soon as practicable after any Restricted Stock Units have vested and are no longer subject to the Restriction Period (or at such later date specified by the Committee or in accordance with the election of the Employee, if the Committee so permits), such Restricted Stock Units shall be settled. Subject to Paragraph 8 (pertaining to the withholding of taxes), for each Restricted Stock Unit settled pursuant to this Section 2, the Corporation shall (i) if the Employee is employed within the United States, issue one share of Common Stock for each Restricted Stock Unit vesting at such time and cause to be delivered to the Employee one or more unlegended, freely-transferable stock certificates in respect of such shares issued upon settlement of the vesting Restricted Stock Units or (ii) if the Employee is employed outside the United States, pay, or cause to be paid, to the Employee an amount of cash equal to the Fair Market Value of one share of Common Stock for each Restricted Stock Unit vesting at such time. Notwithstanding the foregoing, the Corporation shall be entitled to hold the shares or cash issuable upon settlement of Restricted Stock Units that have vested until the Corporation or the agent selected by the Corporation to manage the Plan under which the Restricted Stock Units have been issued (the "Agent") shall have received from the Employee a duly executed Form W-9 or W-8, as applicable.

3.     Non-Transferability of the Restricted Stock Units

        During the Restriction Period and until such time as the Restricted Stock Units are ultimately settled as provided in Paragraph 2 above, the Restricted Stock Units shall not be transferable by the Employee by means of sale, assignment, exchange, encumbrance, pledge, hedge or otherwise.

4.     Rights as a Stockholder

        Except as otherwise specifically provided in this Agreement, during the Restriction Period the Employee shall not be entitled to any rights of a stockholder with respect to the Restricted Stock Units. Notwithstanding the foregoing, if the Corporation declares and pays dividends on the Common Stock during the Restriction Period, the Employee will be credited with additional amounts for each Restricted Stock Unit equal to the dividend that would have been paid with respect to such Restricted Stock Unit if it had been an actual share of Common Stock, which amount shall remain subject to restrictions (and as determined by the Committee may be reinvested in Restricted Stock Units or may be held in kind as restricted property) and shall vest concurrently with the vesting of the Restricted Stock Units upon which such dividend equivalent amounts were paid. Notwithstanding the foregoing, dividends and distributions other than regular quarterly cash dividends, if any, may result in an adjustment pursuant to Paragraph 5.

5.     Adjustment in the Event of Change in Stock; Change in Control

        In the event of (i) a stock dividend, stock split, reverse stock split, share combination, or recapitalization or similar event affecting the capital structure of the Corporation (each, a "Share Change"), or (ii) a merger, consolidation, acquisition of property or shares, separation, spinoff, reorganization, stock rights offering, liquidation, Disaffiliation, or similar event affecting the Corporation or any of its Subsidiaries (each, a "Corporate Transaction"'), the Committee or the Board may in its discretion make such substitutions or adjustments as it deems appropriate and equitable to the number of Restricted Stock Units and the number and kind of shares of Common Stock underlying the Restricted Stock Units.

        In the case of Corporate Transactions, such adjustments may include, without limitation (i) the cancellation of the Restricted Stock Units in exchange for payments of cash, property or a combination thereof having an aggregate value equal to the value of such Restricted Stock Units, as determined by the Committee or the Board in its sole discretion, (ii) the substitution of other property (including, without limitation, cash or other securities of the Corporation and securities of entities other than the Corporation) for the shares of Common Stock underlying the Restricted Stock Units and (iii) in connection with any Disaffiliation, arranging for the assumption of the Restricted Stock Units, or the replacement of the Restricted Stock Units with new awards based on other property or other securities (including, without limitation, other securities of the Corporation and securities of entities other than the Corporation), by the affected Subsidiary, Affiliate, or division or by the entity that controls such Subsidiary, Affiliate, or division following such Disaffiliation (as well as any corresponding adjustments to any Restricted Stock Units that remain based upon securities of the Corporation).

        The determination of the Committee regarding any such adjustment will be final and conclusive and need not be the same for all Participants.

        Unless otherwise determined by the Committee, in the event of a Change in Control, the provisions of Section 10 of the Plan shall apply.

6.     Payment of Transfer Taxes, Fees and Other Expenses

        The Corporation agrees to pay any and all original issue taxes and stock transfer taxes that may be imposed on the issuance of shares received by an Employee in connection with the Restricted Stock Units, together with any and all other fees and expenses necessarily incurred by the Corporation in connection therewith.

7.     Other Restrictions

        (a)   The Restricted Stock Units shall be subject to the requirement that, if at any time the Committee shall determine that (i) the listing, registration or qualification of the shares of Common Stock subject or related thereto upon any securities exchange or under any state or federal law, or (ii) the consent or approval of any government regulatory body, then in any such event, the award of Restricted Stock Units shall not be effective unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee.

        (b)   The Employee acknowledges that the Employee is subject to the Corporation's policies regarding compliance with securities laws, including but not limited to its Securities Trading Policy (as in effect from time to time and any successor policies), and, pursuant to these policies, if the Employee is on the Corporation's insider list, the Employee shall be required to obtain pre-clearance from the Corporation's General Counsel prior to purchasing or selling any of the Corporation's securities, including any shares issued upon vesting of the Restricted Stock Units, and may be prohibited from selling such shares other than during an open trading window. The Employee further acknowledges that, in its discretion, the Corporation may prohibit the Employee from selling such shares even during an open trading window if the Corporation has concerns over the potential for insider trading.

8.     Taxes and Withholding

        No later than the date as of which an amount first becomes includible in the gross income of the Employee for federal, state, local or foreign income or employment or other tax purposes with respect to any Restricted Stock Units, the Employee shall pay to the Corporation, or make arrangements satisfactory to the Corporation regarding the payment of, any federal, state, local or foreign taxes of any kind required by law to be withheld with respect to such amount. The obligations of the Corporation under this Agreement shall be conditioned on compliance by the Employee with this Paragraph 8, and the Corporation and its Affiliates shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to the Employee, including deducting such amount from the delivery of shares or cash issued upon settlement of the Restricted Stock Units that gives rise to the withholding requirement.

9.     Notices

        All notices and other communications under this Agreement shall be in writing and shall be given by hand delivery to the other party or by facsimile, overnight courier, or registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

        If to the Employee: at the last known address on record at the Corporation.

        If to the Corporation:

    IAC/InterActiveCorp
    Carnegie Hall Tower
    152 West 57th Street, 42nd Floor
    New York, NY 10019
    Attention: General Counsel
    Facsimile: (212) 314-7497

or to such other address or facsimile number as any party shall have furnished to the other in writing in accordance with this Paragraph 9. Notice and communications shall be effective when actually received by the addressee. Notwithstanding the foregoing, the Employee consents to electronic delivery of documents required to be delivered by the Corporation under the securities laws.

10.   Effect of Agreement

        Except as otherwise provided hereunder, this Agreement shall be binding upon and shall inure to the benefit of any successor or successors of the Corporation.

11.   Laws Applicable to Construction; Consent to Jurisdiction

        The interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of Delaware without reference to principles of conflict of laws, as applied to contracts executed in and performed wholly within the State of Delaware. In addition to the terms and conditions set forth in this Agreement, the Restricted Stock Units are subject to the terms and conditions of the Plan, which are hereby incorporated by reference.

        Any and all disputes arising under or out of this Agreement, including without limitation any issues involving the enforcement or interpretation of any of the provisions of this Agreement, shall be resolved by the commencement of an appropriate action in the state or federal courts located within the state of Delaware, which shall be the exclusive jurisdiction for the resolution of any such disputes. The Employee hereby agrees and consents to the personal jurisdiction of said courts over the Employee for purposes of the resolution of any and all such disputes.

12.   Severability

        The invalidity or enforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

13.   Conflicts and Interpretation

        In the event of any conflict between this Agreement and the Plan, the Plan shall control. In the event of any ambiguity in this Agreement, or any matters as to which this Agreement is silent, the Plan shall govern including, without limitation, the provisions thereof pursuant to which the Committee has the power, among others, to (i) interpret the Plan, (ii) prescribe, amend and rescind rules and regulations relating to the Plan, and (iii) make all other determinations deemed necessary or advisable for the administration of the Plan.

        In the event of any (i) conflict between the Summary of Award (or any other information posted on the Smith Barney Benefit Access System) and this Agreement, the Plan and/or the books and records of the Corporation, or (ii) ambiguity in the Summary of Award (or any other information posted on the Smith Barney Benefit Access System), this Agreement, the Plan and/or the books and records of the Corporation, as applicable, shall control.

14.   Amendment

        The Corporation may modify, amend or waive the terms of the Restricted Stock Unit award, prospectively or retroactively, but no such modification, amendment or waiver shall impair the rights of the Employee without his or her consent, except as required by applicable law, NASDAQ or stock exchange rules, tax rules or accounting rules. The waiver by either party of compliance with any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by such party of a provision of this Agreement.

15.   Headings

        The headings of paragraphs herein are included solely for convenience of reference and shall not affect the meaning or interpretation of any of the provisions of this Agreement.

16.   Counterparts

        This Agreement may be executed in counterparts, which together shall constitute one and the same original.

17.   Data Protection

        The Employee authorizes the release from time to time to the Corporation (and any of its subsidiaries or affiliated companies) and to the Agent (together, the "Relevant Companies") of any and all personal or professional data that is necessary or desirable for the administration of the Plan and/or this Agreement (the "Relevant Information"). Without limiting the above, Employee permits his or her employing company to collect, process, register and transfer to the Relevant Companies all Relevant Information (including any professional and personal data that may be useful or necessary for the purposes of the administration of the Plan and/or this Agreement and/or to implement or structure any further grants of equity awards (if any)). Employee hereby authorizes the Relevant Information to be transferred to any jurisdiction in which the Corporation, his or her employing company or the Agent considers appropriate. Employee shall have access to, and the right to change, the Relevant Information. Relevant Information will only be used in accordance with applicable law.

        IN WITNESS WHEREOF, as of the date first above written, the Corporation has caused this Agreement to be executed on its behalf by a duly authorized officer and the Employee has hereunto set the Employee's hand. Electronic acceptance of this Agreement pursuant to the Corporation's instructions to Employee (including through an online acceptance process managed by the Agent) is acceptable.

IAC/INTERACTIVECORP

Name: Title:

EMPLOYEE

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FORM OF IAC/INTERACTIVECORP RESTRICTED STOCK UNIT AGREEMENT